Exhibit 99.1

TELOS CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held May 31, 2007

NOTICE IS HEREBY GIVEN that a Special Meeting (the “Special Meeting”) of the holders of 12% Cumulative Exchangeable Redeemable Preferred Stock (“Public Preferred Stock”) of Telos Corporation, a Maryland corporation (the “Company”), will be held in the auditorium at the Company’s headquarters located at 19886 Ashburn Road, Ashburn, Virginia, 20147-2358, on Thursday, May 31, 2007 at 9:30 a.m., Eastern Standard Time, for the purpose of electing two Class D Directors to the Company’s Board of Directors to serve until the 2007 Annual Meeting of Stockholders or until their successors are elected and qualified. The Board of Directors has fixed the close of business on March 8, 2007 as the record date for determining the holders of the Public Preferred Stock (“Preferred Stockholders”) entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

Beneficial owners of the Company’s Public Preferred Stock that is held by a bank, broker or other nominee will be required to provide adequate proof of ownership. In addition, due to the security requirements of the Company’s headquarters, all participants will be required to provide personal identification for admission to the Special Meeting.

Preferred Stockholders may nominate potential candidates by following the procedures set forth in the Company’s Bylaws. The Bylaws provide that any Preferred Stockholder that desires to submit nominations for Class D Directors must provide written notice to the Company’s Corporate Secretary at 19886 Ashburn Road, Ashburn, Virginia 20147-2358 not earlier than 90 days nor later than the close of business on the 60th day before the date of the Special Meeting. The notice must include:

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all information relating to the nominee that is required to be disclosed in solicitations of proxies for an election of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the name and address of the Preferred Stockholder submitting the nomination; and

•	the number of shares of Preferred Stock that are owned beneficially and of record by such Preferred Stockholder.

One Preferred Stockholder, which requested that a special meeting be called for the purpose of electing Class D Directors, has submitted two nominees for election as Class D Directors. Information concerning the two nominees and the Preferred Stockholder that submitted the nominations will be included in an information or proxy statement that will be mailed at a later date and will comply with the Exchange Act.

By order of the Board of Directors

Therese K. Hathaway
March 8, 2007	Corporate Secretary